Exhibit 99.1

FibroGen Reports Second Quarter 2025 Financial Results and Provides Business Update

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Total consideration for the sale of FibroGen China to AstraZeneca now expected to be approximately $210 million, a $50 million increase from initial guidance
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Net cash held in China at closing now estimated to be approximately $125 million
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Transaction expected to close in 3Q 2025
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Upon close of sale of FibroGen China, cash runway extended into 2028
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Initiation of the Phase 2 monotherapy trial of FG-3246, a potential first-in-class antibody-drug conjugate (ADC) targeting CD46 in metastatic castration-resistant prostate cancer (mCRPC), expected in 3Q 2025
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Reached agreement with the U.S. Food and Drug Administration (FDA) on important design elements for a pivotal Phase 3 trial for roxadustat for the treatment of anemia in patients with lower-risk myelodysplastic syndromes (LR-MDS) and high red blood cell (RBC) transfusion burden
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Topline results from the investigator-sponsored study of FG-3246 in combination with enzalutamide in patients with mCRPC expected in 4Q 2025
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FibroGen to host conference call and webcast presentation today at 5:00 PM ET

SAN FRANCISCO, August 11, 2025 (GLOBE NEWSWIRE) -- FibroGen, Inc. (NASDAQ: FGEN) today reported financial results for the second quarter 2025 and provided an update on the company’s recent developments.

“In the second quarter, we continued to make steadfast progress in advancing our clinical pipeline. Trial initiation activities for the Phase 2 monotherapy trial of FG-3246 are progressing, and we expect to start the trial in the third quarter of 2025,” said Thane Wettig, Chief Executive Officer, FibroGen. “We are also excited about reaching agreement with the FDA to advance roxadustat towards a pivotal Phase 3 trial in LR-MDS in patients with high transfusion burden, an area with high unmet need. We are working diligently towards finalizing the Phase 3 trial protocol and plan to submit to the FDA in the fourth quarter of 2025. Concurrently, we will be exploring options for either internal development or partnership opportunities. With the expected close of the FibroGen China sale in the near term, extending our cash runway into 2028, we are strongly positioned to bring significant value for both patients and shareholders.”

Recent Developments and Key Highlights of Second Quarter 2025:

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Sale of FibroGen China to AstraZeneca now expected to be for a total consideration of approximately $210 million, representing an enterprise value of $85 million plus estimated net cash held in China at closing of approximately $125 million. The transaction is expected to close in the third quarter of 2025.
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Upon closing, FibroGen will repay its term loan to Morgan Stanley Tactical Value, further simplifying the Company’s capital structure.
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FibroGen maintains its rights to roxadustat in the U.S. and in all markets outside of China, South Korea, and those licensed to Astellas.
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Appointed Michael Kauffman, M.D., Ph.D. to the Board of Directors.
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Had a positive Type-C meeting with the FDA in July 2025, where the Company reached agreement with the FDA on important design elements for a pivotal Phase 3 trial for roxadustat for the treatment of anemia in patients with LR-MDS and high transfusion burden.

Upcoming Milestones:

FG-3246 (CD46 Targeting ADC) and FG-3180 (CD46 Targeting PET Imaging Agent)

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Trial initiation activities for the Phase 2 monotherapy dose optimization study of FG-3246 in mCRPC remain ongoing, with an expected trial start in the third quarter of 2025 upon the close of the sale of FibroGen China. The trial will also assess the diagnostic performance of FG-3180 to determine the potential correlation between CD46 expression and response to FG-3246.
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Topline results from the investigator-sponsored Phase 1b/2 study, conducted by UCSF, of FG-3246 in combination with enzalutamide in patients with mCRPC expected in the fourth quarter of 2025. The results will include data on FG-3180.

Roxadustat

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FibroGen intends to file the pivotal Phase 3 clinical trial protocol for roxadustat for the treatment of anemia in patients with LR-MDS and high transfusion burden in the fourth quarter of 2025.

Financial:

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Total revenue from continuing operations for the second quarter of 2025 was $1.3 million, as compared to $1.0 million for the second quarter of 2024.
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Net loss from continuing operations for the second quarter of 2025 was $13.7 million, or $3.38 net loss per basic and diluted share, compared to a net loss of $47.1 million, or $11.79 net loss per basic and diluted share, one year ago.
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On June 30, 2025, FibroGen reported $23.5 million in cash, cash equivalents and accounts receivable in the U.S. and $142.1 million in total consolidated cash, cash equivalents and accounts receivable.
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Upon closing of the announced sale of FibroGen China, the Company expects its cash, cash equivalents and accounts receivable to be sufficient to fund our operating plans into 2028.

Conference Call and Webcast Presentation

The FibroGen management team will host a conference call and webcast presentation to discuss the financial results and provide a business update. A live Q&A session will follow the brief presentation. Interested parties may access a live audio webcast of the conference call here. To access the call by phone, please register here, and you will be provided with dial in details. A replay of the webcast will also be available for a limited time on the Events & Presentations page on FibroGen’s website.

About FG-3246

FG-3246 (FOR46) is a potential first-in-class fully human antibody-drug conjugate (ADC), exclusively in-licensed from Fortis Therapeutics, and is being developed by FibroGen for metastatic castration-resistant prostate cancer and potentially other tumor types. FG-3246 binds to an epitope of CD46, a cell receptor target, that induces internalization upon antibody binding, is present at high levels in prostate cancer and other tumor types and demonstrates very limited expression in most normal tissues. FG-3246 is comprised of an anti-CD46 antibody, YS5, linked to the anti-mitotic agent, MMAE, which is a clinically and commercially validated ADC payload. FG-3246 has demonstrated anti-tumor activity in both preclinical and clinical studies.

FG-3246 is currently in an ongoing Phase 1b/2 study being conducted at UCSF as an investigator-sponsored trial to evaluate FG-3246 in combination with enzalutamide. An additional investigator-sponsored radiopharmaceutical marker trial using a zirconium-89 positron emission tomography (PET) tracer for CD46 that utilizes the YS5 antibody is also underway at UCSF. The initiation of the Phase 2 monotherapy dose optimization trial for FG-3246 in metastatic castration-resistant prostate cancer is anticipated in the third quarter of 2025. FG-3246 is an investigational drug and not approved for marketing by any regulatory authority.

About Roxadustat

Roxadustat, an oral medication, is the first in a new class of medicines comprising HIF-PH inhibitors that promote erythropoiesis, or red blood cell production, through increased endogenous production of erythropoietin, improved iron absorption and mobilization, and downregulation of hepcidin. Roxadustat is in clinical development for chemotherapy-induced anemia (CIA) and a Supplemental New Drug Application (sNDA) has been accepted by the China Health Authority.

Roxadustat is approved in China, Europe, Japan, and numerous other countries for the treatment of anemia of CKD in adult patients on dialysis (DD) and not on dialysis (NDD). FibroGen has the sole rights to roxadustat in the United States, Canada, Mexico, and in all markets not held by AstraZeneca or licensed to Astellas. Astellas and FibroGen are collaborating on the commercialization of roxadustat for the treatment of anemia in territories including Japan, Europe, Turkey, Russia, and the Commonwealth of Independent States, the Middle East, and South Africa.

About FibroGen

FibroGen, Inc. is a biopharmaceutical company focused on development of novel therapies at the frontiers of cancer biology and anemia. Roxadustat (爱瑞卓®, EVRENZOTM) is currently approved in China, Europe, Japan, and numerous other countries for the treatment of anemia in chronic kidney disease (CKD) patients on dialysis and not on dialysis. The Company continues to evaluate a development plan for roxadustat in anemia associated with lower-risk myelodysplastic syndrome (LR-MDS) in the U.S. FG-3246 (also known as FOR46), a first-in-class antibody-drug conjugate (ADC) targeting CD46 is in development for the treatment of metastatic castration-resistant prostate cancer. This program also includes the development of FG-3180, an associated CD46-targeted PET biomarker. For more information, please visit www.fibrogen.com.

Forward-Looking Statements

This release contains forward-looking statements regarding FibroGen’s strategy, future plans and prospects, including statements regarding its commercial products and clinical programs and those of its collaboration partners Fortis and UCSF. These forward-looking statements include, but are not limited to, statements regarding the efficacy, safety, convenience, and potential clinical or commercial success of FibroGen products and product candidates, statements under the caption “Upcoming Milestones”, statements about regulatory interactions, the estimated net cash portion of the purchase price and closing of the sale of FibroGen China as well as the payoff of the Morgan Stanley Tactical Value term loan, statements regarding cash, such as the expectation that, upon closing of the FibroGen China sale, cash, cash equivalents and accounts receivable will be sufficient to fund FibroGen’s operating plans into 2028, and statements about FibroGen’s plans and objectives. These forward-looking statements are typically identified by use of terms such as “may,” “will”, “should,” “on track,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. FibroGen’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the continued progress and timing of its various programs, including the enrollment and results from ongoing and potential future clinical trials, and other matters that are described in FibroGen’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, each as filed with the Securities and Exchange Commission (SEC), including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and FibroGen undertakes no obligation to update any forward-looking statement in this press release, except as required by law.

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Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2025	December 31, 2024
	(Unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$23,367	$50,482
Accounts receivable, net	136	481
Inventory	3,863	3,155
Prepaid expenses and other current assets	2,306	31,542
Current assets held for sale	132,650	110,849
Total current assets	162,322	196,509
Other assets	839	1,405
Long-term assets held for sale	14,894	16,611
Total assets	$178,055	$214,525

Liabilities, stockholders’ equity and non-controlling interests
Current liabilities:
Accounts payable	$10,477	$5,064
Accrued and other liabilities	35,916	62,035
Deferred revenue	27,311	27,290
Senior secured term loan facilities, current	73,733	—
Current liabilities held for sale	8,458	38,917
Total current liabilities	155,895	133,306
Product development obligations	19,398	17,012
Deferred revenue, net of current	122,224	114,708
Senior secured term loan facilities, non-current	—	73,092
Liability related to sale of future revenues, non-current	61,306	58,864
Other long-term liabilities	106	822
Long-term liabilities held for sale	156	356
Total liabilities	359,085	398,160

Redeemable non-controlling interests	21,480	21,480
Total stockholders’ deficit attributable to FibroGen	(222,997)	(225,602)
Nonredeemable non-controlling interests	20,487	20,487
Total deficit	(202,510)	(205,115)
Total liabilities, redeemable non-controlling interests and deficit	$178,055	$214,525

(1)
The condensed consolidated balance sheet amounts at December 31, 2024 are derived from audited financial statements.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(Unaudited)
Revenue:
Development and other revenue	$133	$269	277	1,147
Drug product revenue, net	1,215	729	3,811	25,216
Total revenue	1,348	998	4,088	26,363

Operating costs and expenses:
Cost of goods sold	85	140	337	21,483
Research and development	5,865	32,360	15,040	68,848
Selling, general and administrative	7,057	14,906	15,164	31,622
Restructuring charge	393	—	519	—
Total operating costs and expenses	13,400	47,406	31,060	121,953
Loss from operations	(12,052)	(46,408)	(26,972)	(95,590)

Interest and other, net:
Interest expense	(2,009)	(1,868)	(4,265)	(3,960)
Interest income and other income (expenses), net	286	900	698	3,135
Total interest and other, net	(1,723)	(968)	(3,567)	(825)

Loss from continuing operations before income taxes	(13,775)	(47,376)	(30,539)	(96,415)
Benefit from income taxes	(92)	(281)	(90)	(274)
Loss from continuing operations	(13,683)	(47,095)	(30,449)	(96,141)
Income from discontinued operations, net of tax	6,080	31,551	27,485	47,664
Net loss	$(7,603)	$(15,544)	$(2,964)	$(48,477)

Loss from continuing operations per share - basic and diluted	$(3.38)	$(11.79)	$(7.54)	$(24.18)
Income from discontinued operations per share - basic and diluted	1.50	7.90	6.81	11.99
Net loss per share - basic and diluted	$(1.88)	$(3.89)	$(0.73)	$(12.19)

Weighted average number of common shares used to calculate net income (loss) per share - basic and diluted	4,042	3,993	4,040	3,976

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For Investor Inquiries:

David DeLucia, CFA

Senior Vice President and Chief Financial Officer

ir@fibrogen.com